EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-257876, 333-237319, 333-185115, 333-163366, 333-37585, 333-52331, 333-73009, 333-92855, 333-37180, 333-38710, 333-42852, 333-51388, 333-60966, 333-64432, 333-64444, 333-102587, 333-105814, 333-108658, 333-110103, 333-115759, 333-121612, 333-125208, 333-135029, 333-142628, 333-150260, 333-190413, 333-194823 and 333-208760 on Form S-3 and the Registration Statement Nos. 333-239349, 333-225704, 333-30321, 333-30345, 333-54246, 333-106427, 333-119833, 333-134566, 333-160312, 333-160705, 333-164014, 333-176681, 333-202761 and 333-216692 on Form S-8 of our report dated March 31, 2021, relating to the financial statements of Spectrum Pharmaceuticals, Inc. and subsidiaries as of and for the year ended December 31, 2020 appearing in this Annual Report on Form 10-K for the year ended December 31, 2021.

/s/ Deloitte & Touche LLP

Costa Mesa, California
March 17, 2022